Exhibit 23.1

PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

July 13, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 4 of our report dated June 20, 2012, relating to the financial statements of ABC Records Management and Data Storage Inc. as of March 31, 2012 and 2011, and for the period from August 23, 2010 (inception) through March 31, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.

 San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board